Exhibit 99.1

FENNEC PHARMACEUTICALS ANNOUNCES ACCEPTANCE of ABSTRACTS at the 2026 ASCO Annual Meeting

– Data from Four Studies Spotlight Rising Clinical Interest & Urgency to Address Cisplatin-Induced Hearing Loss and Its Lasting Impact on Patients –

Research Triangle Park, NC, April 21, 2026 – Fennec Pharmaceuticals Inc. (NASDAQ:FENC; TSX: FRX), a specialty pharmaceutical company, today announced that four abstracts evaluating PEDMARK® (sodium thiosulfate injection) were accepted as part of the 2026 American Society of Clinical Oncology (ASCO) Annual Meeting program, taking place May 29-June 2, 2026 in Chicago, IL.

PEDMARK® is currently approved for pediatric patients one month of age and older with localized, non-metastatic solid tumors, and is also recognized by the National Comprehensive Cancer Network with a 2A recommendation for use in adolescent and young adult patients.

Poster Presentation Details:

Title: Effects of Delayed Sodium Thiosulfate on Cisplatin-Induced Ototoxicity in Pediatric and Adolescent Patients with Cancer: Results from the Japanese Children’s Cancer Group STS-J01 Study

Poster Session: Pediatric Oncology

Date and Time: June 1, 2026, 1:30 PM - 4:30 PM CT

Abstract Number: 10052

Lead Author: Eiso Hiyama, MD, professor in the Department of Pediatric Surgery at Hiroshima University Hospital in Hiroshima, Japan

Title: Randomized Phase 1 Trial of Cisplatin-Based Chemotherapy With or Without Sodium Thiosulfate for Men with Metastatic Germ Cell Tumor (GCT)

Poster Session: Genitourinary Cancer—Prostate, Testicular, and Penile

Date and Time: May 31, 2026, 9:00 AM - 12:00 PM CT

Abstract Number: TPS5131

Lead Author: Koral Shah, MD, Hematology/Oncology chief fellow, City of Hope

Abstract-Only Publication Details:

Title: Real-World Feasibility and Tolerability of PEDMARK® for Otoprotection in Young Adults Receiving Cisplatin for Solid Tumors.

Abstract Number: e24189

Lead Author: Veronica Alana Vestal, MD, Comprehensive Cancer Center of University of Puerto Rico

Title: Audiometric Outcomes for Intravenous Sodium Thiosulfate for Cisplatin-Induced Ototoxicity Prevention in Adults with Head and Neck Cancer

Abstract Number: e18110

Lead Author: James Johns, MD, Icahn School of Medicine at Mount Sinai, New York

The full abstracts will be available on the ASCO® website on May 21, 2026, at 5:00 p.m. ET.

About Cisplatin-Induced Ototoxicity

Cisplatin and other platinum-based chemotherapies are widely used to treat solid tumors and have been vital in improving survival rates.  Unfortunately, these life-saving treatments often result in permanent, irreversible hearing loss, also known as ototoxicity.i

Hearing loss from cisplatin treatment is not rare. Studies show that between 60-90% of patients treated with cisplatin may develop hearing loss, depending upon the dose and duration of chemotherapyii. Many of those treated with cisplatin will require lifelong hearing aids or cochlear implants, which can be helpful for some, but do not reverse the hearing loss and can be costly over time.iii Treatment-induced hearing loss can reduce quality of survivorship as it impacts many aspects of life, such as speech and language skills, academic performance, social-emotional development,  career potential  and the ability to live independently.iv,v While audiologic monitoring is recommended to help manage ototoxicity, it is currently underutilized in certain cancer patient populations.

PEDMARK® (sodium thiosulfate injection)

PEDMARK® is the first and only U.S. Food and Drug Administration (FDA) approved therapy indicated to reduce the risk of ototoxicity associated with cisplatin treatment in pediatric patients 1 month of age and older with localized, non-metastatic, solid tumors. It is a unique formulation of sodium thiosulfate in single-dose, ready-to-use vials for intravenous use in pediatric patients. PEDMARK is also the first and only therapeutic agent with proven efficacy and safety data with an established dosing regimen, across two open-label, randomized Phase 3 clinical studies, the Children’s Oncology Group (COG) Protocol ACCL0431 and SIOPEL 6.

Additionally, PEDMARK is recommended for the adolescent and young adult (AYA) population by the National Comprehensive Cancer Network, or NCCN, with a 2A endorsement.

Approximately 500,000 patients in the U.S. are diagnosed annually with cancers that could be treated with a platinum-based chemotherapy.vi,vii The incidence of ototoxicity depends upon the dose and duration of chemotherapy, and many of those treated will require lifelong hearing aids. Until the FDA approval of PEDMARK, there were no preventative agents for this hearing loss. Patients with hearing loss resulting from cancer treatment have a statistically significant worse quality of life compared with peers who have no hearing loss.viiiix

PEDMARK has been studied by co-operative groups in two Phase 3 clinical studies of survival and reduction of ototoxicity, COG ACCL0431 and SIOPEL 6. Both studies have been completed. The COG ACCL0431 protocol enrolled childhood cancers typically treated with intensive cisplatin therapy for localized and disseminated disease, including newly diagnosed hepatoblastoma, germ cell tumor, osteosarcoma, neuroblastoma, medulloblastoma, and other solid tumors. SIOPEL 6 enrolled only hepatoblastoma patients with localized tumors.

Indications and Usage

PEDMARK® (sodium thiosulfate injection) is indicated to reduce the risk of ototoxicity associated with cisplatin in pediatric patients 1 month of age and older with localized, non-metastatic solid tumors.

Limitations of Use

The safety and efficacy of PEDMARK have not been established when administered following cisplatin infusions longer than 6 hours. PEDMARK may not reduce the risk of ototoxicity when administered following longer cisplatin infusions, because irreversible ototoxicity may have already occurred.

Important Safety Information

PEDMARK is contraindicated in patients with history of a severe hypersensitivity to sodium thiosulfate or any of its components.

Hypersensitivity reactions occurred in 8% to 13% of patients in clinical trials. Monitor patients for hypersensitivity reactions. Immediately discontinue PEDMARK and institute appropriate care if a hypersensitivity reaction occurs. Administer antihistamines or glucocorticoids (if appropriate) before each subsequent administration of PEDMARK. PEDMARK may contain sodium sulfite; patients with sulfite sensitivity may have hypersensitivity reactions, including anaphylactic symptoms and life-threatening or severe asthma episodes. Sulfite sensitivity is seen more frequently in people with asthma.

PEDMARK is not indicated for use in pediatric patients less than 1 month of age due to the increased risk of hypernatremia or in pediatric patients with metastatic cancers.

Hypernatremia occurred in 12% to 26% of patients in clinical trials, including a single Grade 3 case. Hypokalemia occurred in 15% to 27% of patients in clinical trials, with Grade 3 or 4 occurring in 9% to 27% of patients. Monitor serum sodium and potassium levels at baseline and as clinically indicated. Withhold PEDMARK in patients with baseline serum sodium greater than 145 mmol/L.

Monitor for signs and symptoms of hypernatremia and hypokalemia more closely if the glomerular filtration rate (GFR) falls below 60 mL/min/1.73m2.

Administer antiemetics prior to each PEDMARK administration. Provide additional antiemetics and supportive care as appropriate.

The most common adverse reactions (≥25% with difference between arms of >5% compared to cisplatin alone) in SIOPEL 6 were vomiting, nausea, decreased hemoglobin, and hypernatremia. The most common adverse reaction (≥25% with difference between arms of >5% compared to cisplatin alone) in COG ACCL0431 was hypokalemia.

Please see full Prescribing Information for PEDMARK® at: www.PEDMARK.com.

About Fennec Pharmaceuticals

Fennec Pharmaceuticals Inc. is a specialty pharmaceutical company committed to the fight against ototoxicity in cancer patients who receive cisplatin-based chemotherapy. Fennec is focused on the commercialization of PEDMARK® to reduce the risk of platinum-induced ototoxicity in cancer patients. PEDMARK received FDA approval in September 2022 and European Commission approval in June 2023 and United Kingdom (U.K.) approval in October 2023 under the brand name PEDMARQSI®.

In March 2024, Fennec entered into an exclusive licensing agreement under which Norgine Pharmaceuticals Ltd., a leading European specialist pharmaceutical company, with rights to commercialize PEDMARQSI® in Europe, U.K., Australia and New Zealand. PEDMARQSI is now commercially available in the U.K. and Germany.

PEDMARK has received Orphan Drug Exclusivity in the U.S. and PEDMARQSI has received Pediatric Use Marketing Authorization in Europe which includes eight years plus two years of data and market protection.

For more information, please visit www.fennecpharma.com and follow on LinkedIn.

Forward Looking Statements
Except for historical information described in this press release, all other statements are forward-looking. Words such as “believe,” “anticipate,” “plan,” “expect,” “estimate,” “intend,” “may,” “will,” or the negative of those terms, and similar expressions, are intended to identify forward-looking statements. These forward-looking statements include statements about our business strategy, timeline and other goals, plans and prospects, including our commercialization plans respecting PEDMARK®/PEDMARQSI®, the market opportunity for and market impact of PEDMARK®/ PEDMARQSI®, its potential impact on patients and anticipated benefits associated with its use, future commercial and regulatory milestone and royalty payments from Norgine, and potential access to further funding after the date of this release. Forward-looking statements are subject to certain risks and uncertainties inherent in the Company’s business that could cause actual results to vary, including the risks and uncertainties that regulatory and guideline developments may change, scientific data and/or manufacturing capabilities may not be sufficient to meet regulatory standards or receipt of required regulatory clearances or approvals, clinical results may not be replicated in actual patient settings, unforeseen global instability, including political instability, or instability from an outbreak of pandemic or contagious disease, such as the novel coronavirus (COVID-19), or surrounding the duration and severity of an outbreak, protection offered by the Company’s patents and patent applications may be challenged, invalidated or circumvented by its competitors, the available market for the Company’s products will not be as large as expected, the Company’s products will not be able to penetrate one or more targeted markets, revenues will not be sufficient to fund further development and clinical studies, our ability to obtain necessary capital when needed on acceptable terms or at all, the Company may not meet its future capital requirements in different countries and municipalities, and other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission including its Annual Report on Form 10-K for the year ended December 31, 2025. Fennec disclaims any obligation to update these forward-looking statements except as required by law.

For a more detailed discussion of related risk factors, please refer to our public filings available at www.sec.gov and www.sedar.com.

PEDMARK® PEDMARQSI® and Fennec® are registered trademarks of Fennec Pharmaceuticals Inc.

®2026 Fennec Pharmaceuticals Inc. All rights reserved.

For further information, please contact:

Investors:
Robert Andrade
Chief Financial Officer
Fennec Pharmaceuticals Inc.
+1 919-246-5299

Corporate and Media:
Lindsay Rocco

Elixir Health Public Relations
+1 862-596-1304
lrocco@elixirhealthpr.com

i Rybak L. Mechanisms of Cisplatin Ototoxicity and Progress in Otoprotection. Current Opinion in Otolaryngology & Head and Neck Surgery. 2007, Vol. 15: 364-369.

ii Langer T, am Zehnhoff-Dinnesen A, Radtke S, Meitert J, Zolk O. Trends Pharmacol Sci. 2013;34(8):458-469

iii Landier W. Ototoxicity and Cancer Therapy. Cancer. June 2016 Vol. 122, No.11: 1647-1658.

iv Clemens E, van den Heuvel-Eibrink MM, Mulder RL, et al. Recommendations for ototoxicity surveillance for childhood, adolescent, and young adult cancer survivors: a report from the International Late Effects of Childhood Cancer Guideline Harmonization Group in collaboration with the PanCare Consortium. Lancet Oncol. 2019;20(1):e29-e41

v . Bass JK, Knight KR, Yock TI, Chang KW, Cipkala D, Grewal SS. Evaluation and management of hearing loss in survivors of childhood and adolescent cancers: a report from the children’s oncology group. Pediatr Blood Cancer. 2016;63(7):1152-1162.

vi Chattaraj A et al. Cisplatin-Induced Ototoxicity: A Concise Review of the Burden, Prevention, and Interception Strategies. JCO Oncol Pract. 2023;19

vii Freyer DR et al. Effects of sodium thiosulfate versus observation on development of cisplatin-induced hearing loss in children with cancer (ACCL0431): a multicentre, randomised, controlled, open-label, phase 3 trial. Lancet Oncol. 2017;18(1):63-74.

viii Rajput K, Edwards L, Brock P, Abiodun A, Simpkin P, Al-Malky G. Ototoxicity-induced hearing loss and quality of life in survivors of paediatric cancer. Int J Pediatr Otorhinolaryngol. 2020;138:110401. doi:10.1016/j.ijporl.2020.110401

ix Bass JK, Knight KR, Yock TI, Chang KW, Cipkala D, Grewal SS. Evaluation and management of hearing loss in survivors of childhood and adolescent cancers: a report from the children’s oncology group. Pediatr Blood Cancer. 2016;63(7):1152-1162.